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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in this Registration Statement of Signature Resorts, Inc. for the registration of $23 million of convertible subordinated notes of our report dated May 31, 1996, except for Note 12, as to which the date is July 1, 1996, with respect to the consolidated financial statements of AVCOM International, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-18447) and related Prospectus of Signature Resorts, Inc. for the registration of 4,600,000 shares of its common stock and $115 million of convertible subordinated notes.

                                          Ernst & Young LLP

Phoenix, Arizona
January 28, 1997